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Frankfort First Bancorp, Inc.

For Immediate Release June 10, 1997
Contact:          William C. Jennings, President
                  (502) 223-1638
                  216 West Main Street
                  P.O. Box 535
                  Frankfort, KY  40602


                 FRANKFORT FIRST BANCORP, INC.
         CLARIFIES PAYMENT DATE OF SPECIAL DIVIDEND AND
         DELAYS EFFECTIVE DATE FOR REVERSE STOCK SPLIT

     Frankfort First Bancorp, Inc. (NASDAQ:FKKY) headquartered in Frankfort, Kentucky, announced today that it had been informed by the Nasdaq Stock Market that, due to the size of the Company's previously-announced $4.00 special cash distribution in relation to the trading price of its common stock; the common stock would not trade as "ex-dividend" (or without the right to receive the special dividend) until the first business day following the payment of the special dividend or June 25, 1997. Consequently, parties purchasing shares of common stock through the Nasdaq Stock Market during the period between June 18, 1997 and June 24, 1997 will be entitled to receive the special distribution in lieu of the seller. Such payment will come from the seller, not the Company. Normally, the common stock trades "ex-dividend" beginning two business days prior to the record date for the dividend and purchasers of the common stock during the ex-dividend period are not entitled to receive the dividend. Individuals transacting in the common stock of the Company during the period between the record date for the special distribution and the payment date should consult their brokers for further information.

     Also, in order to obtain shareholder approval for the previously-announced one-for-two reverse stock split, the Company announced that it had delayed the effective date of the reverse stock split from July 15, 1997 to a date to be determined but expected to occur in the second quarter of fiscal year 1998,subject to shareholder approval at the Company's 1997 annual meeting.

     Frankfort First Bancorp, Inc. is the holding company of First Federal Savings Bank of Frankfort, which conducts its business through its main office and two branch offices located in Frankfort, Kentucky.